Exhibit 4.1

WARRANT AGREEMENT

between

OneIM Acquisition Corp.

and

Continental Stock Transfer & Trust Company

THIS WARRANT AGREEMENT (this “Agreement”), dated as of January 13, 2026, is by and between OneIM Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as “Continental” or the “Transfer Agent”).

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Ordinary Share (as defined below) and one-sixth of one Warrant (as defined below) (the “Public Units”) and, in connection therewith, has determined to issue and deliver up to 4,791,666 redeemable warrants (including up to 625,000 redeemable warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants”);

WHEREAS, the Company entered into the Private Placement Unit Purchase Agreement with OneIM Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 200,000 private placement units (the “Private Placement Units”) (whether or not the Over-allotment Option is exercised in full or at all) simultaneously with the closing of the Offering at a purchase price of $10.00 per Private Placement Unit, each Private Placement Unit consisting of one Ordinary Share and one-sixth of one redeemable warrant, bearing the legend set forth in Exhibit A hereto (the warrants included in the Private Placement Units, the “Private Placement Warrants”);

WHEREAS, the Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors (collectively, the “Initial Purchasers”) may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 Private Placement Unit-equivalent units (the “Working Capital Units” and, together with the Public Units and the Private Placement Units, the “Units”) at a price of $10.00 per unit, and the warrants included in the Working Capital Units will be identical to the Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, following the consummation of the Offering, the Company may issue additional warrants (the “Post-IPO Warrants,” and together with the Public Warrants, Private Placement Warrants and Working Capital Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination;

WHEREAS, each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), for $11.50 per share, subject to adjustment as described herein;

WHEREAS, only whole Warrants are exercisable, and a holder of the Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-292356 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Units, the Public Warrants and the Ordinary Shares included in the Public Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only and, if a physical certificate is issued (to the extent permitted by the terms of this Agreement), shall be in substantially the form of Exhibit B hereto, the provisions of which are incorporated herein and shall, upon issuance of a physical certificate, be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. If the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such officer at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. If the Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates (“Definitive Warrant Certificate”) in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit B with appropriate insertions, modifications and omissions, as provided above (which do not affect the authority, powers, rights, immunities, duties or obligations of the Warrant Agent without the Warrant Agent’s prior written consent).

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Ordinary Shares and Public Warrants comprising the Public Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Deutsche Bank Securities Inc., as the underwriter, but in no event shall the Ordinary Shares and the Public Warrants comprising the Public Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriter of its right to purchase additional Public Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Current Report on Form 8-K, and (B) the Company has issued a press release announcing the Detachment Date; provided that no fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade.

2.5 No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one Ordinary Share and one-sixth of one Warrant. If, upon the detachment of Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number of Warrants to be issued to such holder. Only whole Warrants may be exercised.

2.6 Private Placement Warrants and Working Capital Warrants. The Private Placement Warrants and the Working Capital Warrants shall be identical to the Public Warrants; provided that the Private Placement Warrants and Working Capital Warrants (i) may be exercised on a cashless basis in accordance with Section 3.3.1(d), (ii) are not redeemable pursuant to Section 6.1 and (iii) may not (including the Ordinary Shares issued upon exercise of such warrants) be transferred, assigned or sold until the date that is thirty (30) days after the completion by the Company of an initial Business Combination, except:

2.6.1 to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor or any employees of such affiliates;

2.6.2 in the case of an individual, by gift to a member of such individual’s immediate family, to any estate planning vehicle or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or a charitable organization;

2.6.3 in the case of an individual, by virtue of the laws of descent and distribution upon death of such person;

2.6.4 in the case of an individual, pursuant to a qualified domestic relations order;

2.6.5 by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Warrants were originally purchased;

2.6.6 by virtue of the laws of Delaware and the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

2.6.7 pro rata distributions from the Sponsor to its members, partners, or shareholders pursuant to the Sponsor’s operating agreement;

2.6.8 in the event of the Company’s liquidation prior to the consummation of a Business Combination;

2.6.9 to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections 2.6.1 through 2.6.8 above; and

2.6.10 in the event that, subsequent to the consummation of an initial Business Combination, the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of its shareholders having the right to exchange their Ordinary Shares for cash, securities or other property;

provided, however, that, in the case of subsections 2.6.1 through 2.6.8 and 2.6.10, these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and the Company’s officers and directors.

2.7 Working Capital Warrants. Each of the Working Capital Warrants shall be identical to the Private Placement Warrants.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent in manual or facsimile form (if a physical certificate is issued), entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which the Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and terminating at 5:00 p.m., New York City time on the earliest to occur of: (x) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to consummate a Business Combination, and (z) 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement and current prospectus. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants. The Company shall promptly notify the Warrant Agent in writing of such extension.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate (if any) evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and duly executed by the Registered Holder on the reverse of the Definitive Warrant Certificate (if any) or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Public Warrants to exercise such Public Warrants on a “cashless basis,” by surrendering the Public Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), Section 6.2 and Section 6.4, the “Fair Market Value” shall mean the average last sale price of Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the Redemption Notice (as defined below) is sent to the holders of the Public Warrants, pursuant to Section 6 hereof;

(c) in the event the registration statement required by Section 7.4.1 hereof is not effective and current within sixty (60) Business Days after the closing of a Business Combination, by exchanging such Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” over the Warrant Price by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) with respect to any Private Placement Warrant or Working Capital Warrant, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this Section 3.3.1(d)) over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this Section 3.3.1(d), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant or Working Capital Warrant, as applicable, is sent to the Warrant Agent.

3.3.2 Issuance of Ordinary Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a book entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of the members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such Definitive Warrant Certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Ordinary Shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as such holder may specify) (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Warrant Agent shall forward funds received for warrant exercises under this Agreement in a given month by the fifth (5th) business day of the following month by wire transfer to an account designated by the Company.

3.3.6 Bank Accounts. All funds received by Continental under this Agreement that are to be distributed or applied by Continental in the performance of the services hereunder (the “Funds”) shall be held by Continental as agent for the Company and deposited in one or more bank accounts to be maintained by Continental in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Continental will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Continental shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Continental in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Continental may from time to time receive interest, dividends or other earnings in connection with such deposits. Continental shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

4. Adjustments.

4.1 Share Capitalizations.

4.1.1 Subdivisions. If after the date hereof, and subject to the provisions of Section 4.7 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares to all or substantially all holders of Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of the Ordinary Shares on account of such Ordinary Shares (or other ordinary shares of the Company into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Ordinary Shares included in the Public Units sold in the Offering (the “Public Shares”) if the Company does not complete the initial Business Combination within the time period set forth in the Company’s amended and restated memorandum and articles of association or with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity or (e) in connection with the redemption of the Public Shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) to the extent it does not exceed $0.50 (being 5% of the offering price of the Public Units in the Offering).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.7 hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3 Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s amended and restated memorandum and articles of association or bylaws or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Ordinary Shares and Class B Ordinary Shares (as defined below), the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Issuance in Connection with a Business Combination. If, in connection with the closing of a Business Combination, the Company (a) issues additional Ordinary Shares or equity-linked securities for capital raising purposes at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price as determined by the Board, in good faith, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any of the Company’s Class B Ordinary Shares (as defined below) held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions), and (c) the Market Value (as defined below) is below $9.20 per share, then the exercise price of the Warrants shall be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the Redemption Trigger Price (as defined below) shall be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price. Solely for purposes of this Section 4.5, the term “Market Value” shall mean the volume weighted average trading price of the Ordinary Shares during the twenty (20) trading day period starting on the trading day prior to the date of the consummation of the Business Combination.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of Ordinary Shares issuable upon exercise of a Warrant shall be required until cumulative adjustments amount to one percent (1%) or more of the number of Ordinary Shares issuable upon exercise of a Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least one percent (1%) in the number of Ordinary Shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4, or 4.5 the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, obligations or immunities of the Warrant Agent, without the Warrant Agent’s prior written consent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.9 as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.10 Adjustment. Notwithstanding anything to the contrary herein, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Company’s Class B ordinary shares (the “Class B Ordinary Shares”) into Ordinary Shares or the conversion of the Class B Ordinary Shares into Ordinary Shares, in each case, pursuant to the Company’s amended and restated memorandum and articles of association.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, and, if in the form of a Definitive Warrant Certificate, properly endorsed with signatures properly guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred in whole and only to the Depositary, to another nominee of the Depositary, to a successor depositary, or to a nominee of a successor depositary; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants and the Working Capital Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Definitive Warrant Certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign (in manual or facsimile form) any Definitive Warrant Certificate permitted by this Agreement and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Public Unit in which such Public Warrants are included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Public Unit on the register relating to such Public Units shall operate also to transfer the Public Warrants included in such Public Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on (i) any transfer of Public Warrants on and after the Detachment Date or (ii) any transfer of Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants.

6. Redemption.

6.1 Redemption of Public Warrants. All but not less than all of the outstanding Public Warrants may be redeemed for cash, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, following delivery of the Company of a Redemption Notice (as defined below), at the price of $0.01 per Public Warrant (the “Redemption Price”), provided that the last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof) (the “Redemption Trigger Price”) on each of twenty (20) trading days within any thirty (30) trading day period commencing after the Warrants become exercisable and ending on the third (3rd) trading day prior to the date on which the Redemption Notice is delivered and provided that there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available for the 30-day period ending on the Redemption Date or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) hereof and such cashless exercise is exempt from registration under the Securities Act; provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants that are subject to redemption, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption (the “Redemption Notice”) shall be mailed by first class mail, postage prepaid, or other method acceptable to the Depositary, by the Company not less than thirty (30) days prior to the Redemption Date to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after the Redemption Notice shall have been delivered by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the Redemption Notice shall contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meeting or the appointment of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (including an open penalty surety bond) (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Ordinary Shares. The Company shall at all times prior to the Expiration Date reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants.

7.4 Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Ordinary Shares. The Company agrees that as soon as practicable after the closing of the initial Business Combination, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use commercially reasonable efforts to file with the Commission a registration statement on Form S-1 or Form F-1, as applicable, under the Securities Act covering the issuance of such Ordinary Shares upon exercise of the Warrants. The Company will use commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days after the closing of the initial Business Combination and thereafter to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or earlier redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). The Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify the Ordinary Shares issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Ordinary Shares. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all of its reasonable and documented out-of-pocket expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement and shall not be liable for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, including costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution, administration and performance of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

8.4.3 Documents. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time Warrant Agent may apply to any officer of the Company for instruction with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents and subcontractors shall be protected and shall incur no liability for or in respect of any action taken or omitted by it in reliance upon any Definitive Warrant Certificate or Book-Entry Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

8.4.4 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6 Other Rights and Duties of the Warrant Agent.

8.6.1 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company or an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it and in accordance with such advice or opinion.

8.6.2 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.6.3 No Interest. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.

8.6.4 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.6.5 Opinion of Counsel. The Company shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Agreement to set up a reserve of Warrants and related Ordinary Shares.

8.6.6 Agents and Attorneys. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect, or misconduct of any such attorneys or agents or for any loss to the Company, to the holder of Warrants or any other person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct, fraud or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct, fraud or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.6.6 Survival. The obligations of the Company and the rights and immunities of the Warrant Agent contained in this Section 8 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

8.7 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when in writing and so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

OneIM Acquisition Corp.

11th Floor, 390 Park Avenue

New York, New York 10022

Attn: Andrew Langham

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law and Exclusive Forum. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Agreement. If any action, the subject matter of which is within the scope of the forum provisions of this Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein or (ii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants or any provision of this Agreement with respect to the Private Placement Warrants or Working Capital Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any Private Placement Warrants or Working Capital Warrants), 50% of the number of then outstanding Private Placement Warrants and Working Capital Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price, or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, or in its sole discretion and at any time allow or require the exercise of the Warrants on a “cashless basis” without the consent of the Registered Holders. As a condition precedent to the Warrant Agent’s execution of any amendment, a duly authorized officer of the Company, shall deliver a certificate which states that the proposed amendment is in compliance with the terms of this Section 9.8. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.

9.9 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.10 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to subject matter hereof. Notwithstanding anything to contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Definitive Warrant Certificate or Book-Entry Warrant Certificate, as it may from time to time be amended, all rights, duties, obligations, liabilities and immunities of the Warrant Agent shall be governed by this Agreement. The Company shall not amend any provisions of the Definitive Warrant Certificate or Book-Entry Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

9.11 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ONEIM ACQUISITION CORP.

By:	/s/ Grigorios Kapenis
	Name:	Grigorios Kapenis
	Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
as Warrant Agent

By:	/s/ Steven Vacante
	Name:	Steven Vacante
	Title:	Vice President

EXHIBIT A

Legend

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE AGREEMENTS BY AND AMONG ONEIM ACQUISITION CORP. (THE “COMPANY”), ONEIM SPONSOR LLC AND THE OTHER SIGNATORIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE RECITALS TO THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED HEREBY AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

EXHIBIT B

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

ONEIM ACQUISITION CORP.

Incorporated Under the Laws of the Cayman Islands

CUSIP G6S74K 114

Warrant Certificate

This Warrant Certificate certifies that    , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value (“Ordinary Shares”), of OneIM Acquisition Corp., a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ONEIM ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
as Warrant Agent

By:
Name:
Title:

Form of Warrant Certificate

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of January 13, 2026 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement, subject to the conditions described therein. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the office of the Warrant Agent designated for such purposes. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement on Form S-1, Form S-3, Form F-1 or Form F-3, as applicable, filed with the Commission after the consummation of the Business Combination covering the issuance of the Ordinary Shares upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current and such Ordinary Shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of the residence of the holder, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the office or offices of the Warrant Agent designated for such purpose by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of OneIM Acquisition Corp. (the “Company”) in the amount of $                   in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of     , whose address is and that such Ordinary Shares be delivered to whose address is    . If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of , whose address is and that such Warrant Certificate be delivered to                       , whose address is     .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

If the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of     , whose address is and that such Warrant Certificate be delivered to    , whose address is     ..

[Signature Page Follows]

Date: __________, 2026
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).